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                                                                 EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Duramend Pharmaceutical, Inc. for the registration of 640,000 shares of its common stock and 400,000 common stock purchase warrants and 400,000 shares of common stock issuable on exercise thereof and to the incorporation by reference herein of our report dated March 27, 1996 with respect to the consolidated financial statements and schedule of Duramed Pharmaceuticals, Inc. included in its Annual Report, as amended, (Form 10KA) for the year ended December 31, 1995 filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP


Cincinnati, Ohio
June 24, 1996